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                                                                   EXHIBIT 10.30

                                PROMISSORY NOTE

Principal amount: US$138,000                       Date: October 4, 2000


On or before March 27, 2001, for value received, the undersigned ("Maker") promise(s) to pay to Sagent Technology, Inc. ("Payee"), or order, at such place as the holder of this Note ("Holder") may from time to time designate in writing, the principal sum of $138,000 with simple interest on the unpaid principal balance of this Note, from the date of this Note until this Note is paid in full, at the rate of 5% percent per year. All payments shall be made in lawful money of the United States, without offset, deduction, or counterclaim of any kind. This note may be prepaid, without penalty.

After maturity, the unpaid principle balance of this Note (together with any other amounts due and payable under this Note) shall bear interest at the lower of eighteen percent or the highest amount permitted by law. As used in this Note, "Maturity" means (1) the date on which this Note is due and payable in full or extended or (2) an Event of Default, followed by acceleration of the balance due under this Note. Maker may prepay this Note without penalty. All sums remaining unpaid under this Note shall become immediately due and payable, at Holder's option, without notice, demand, or presentment, and regardless of any prior forbearance, on the occurrence of any of the following events ("Event of Default"):

        (a) Maker's failure to make any payment when due, including without limitation the final payment due under this Note at its maturity;
        (b) the filing of a petition in bankruptcy by, or the initiation of any proceeding under any bankruptcy or insolvency laws against, the Maker; and
        (c) The making of a general assignment for the benefit of creditors by Maker.
        (d) an event of Default under the Pledge Agreement.

        In the Event of Default, Holder may exercise all right and remedies under the Laws of the State of California. No delay or omission by Holder in exercising any right or remedy under this Note shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies under this Note. All rights of Holder stated in this Note are cumulative and in addition to all other rights provided by law, in equity, or in any agreement executed in connection with this Note. This note is made with full recourse. In the event the sale of any security or stock does not satisfy the obligations under this note, Maker shall be liable for any and all deficiency.

        Maker and Holder intend to comply with all applicable usury laws. In fulfilling this intention, all agreements between Maker and Holder are expressly limited so that the amount of interest paid or agreed to be paid to Holder for the use, forbearance, or detention of money under this Note shall not exceed the maximum amount permissible under applicable law. If for any reason payment of any amount required under this Note shall be prohibited by law, the obligation shall be reduced to the maximum allowed by law. If for any reason Holder receives as interest an amount that would exceed the highest

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lawful rate, the amount that would be excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest. If any conflict arises between this provision and any provision of any other agreement between Maker and Holder, this provision shall control. Diligence, demand, presentment, notice of dishonor, and protest are waived by all makers, sureties, guarantors, and indorser of this Note. Any action to enforce this Note shall be brought in Santa Clara County California. Maker agrees to pay Holder it attorney's fees for enforcing this Note.

        Dated:
        /s/ Paul Wray
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        Paul Wray

        /s/ Lila  Wray
        --------------------------------------------
        Lila  Wray